Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Registration Nos. 333-118399, 333-163828, and 333-33684) on Form S-8 of Vectren Corporation of our report dated June 27, 2013, relating to our audit of the statement of net assets available for benefits of the Vectren Corporation Retirement Savings Plan as of December 31, 2012, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in this Annual Report on Form 11-K of the Vectren Corporation Retirement Savings Plan for the year ended December 31, 2012.
/s/ BKD, LLP

Evansville, Indiana
June 27, 2013